UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2009

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25247	95-4675095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421
(Address of principal executive offices) (zip code)

(423) 296-8213
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On August 21, 2009, Next, Inc. (the “Company”) completed a financing transaction (the “Financing Transaction”) with Crossroads Bank (the “Lender”) pursuant to which the parties entered into new Business Loan Agreements and related loan documents (collectively, the “Loan Documents”) pertaining to three loans originally extended to the Company by the Lender in 2004 and 2005 with respect to the Company’s facility and certain equipment and fixtures in Wabash, Indiana.  The Loan Documents, which supersede all prior documentation relating to these loans, are dated effective as of August 14, 2009.  One set of Loan Documents relates to a loan from the Lender to the Company in the remaining principal amount of $2,583,089.54 (the “Primary Loan”).  The other two sets of Loan Documents relate to less significant equipment and fixture loans from the Lender to the Company in the remaining principal amounts of $52,695.16 and $20,139.51, respectively.  All three loans are evidenced by Promissory Notes in favor of the Lender, which are collateralized by all land, buildings, equipment and fixtures of the Company and its subsidiaries and are guaranteed by Next Marketing, Inc., a wholly owned subsidiary of the Company.  The Promissory Notes are also secured by two certificates of deposit, each in the amount of $225,000, which have been assigned to the Lender by Dan F. Cooke and Cindy S. Hensley, respectively, (who, in connection therewith, have been released from their personal guarantees under the prior loan documents) and which the Lender has agreed may be drawn against only after giving advance notice of such intent and will be released in a pro rata manner to the extent the Company’s aggregate indebtedness under the Loan Documents is reduced below $450,000.

Under the terms of the applicable Loan Documents, the Primary Loan matures on July 15, 2020 and accrues interest at variable rates based, in part, upon the prime rate.  The interest rate under the Primary Loan is initially fixed at 7.0% per annum until December 15, 2009, with monthly, interest-only payments for the first six months beginning on September 15, 2009 and principal and interest thereafter.  Beginning December 15, 2009, the Primary Loan will accrue interest at a variable rate (but not less than 6.5% per annum) indexed to the prime rate plus 0.5%, as adjusted each year, with the first such monthly payment being due on January 15, 2011.  The $20,139.51 loan matures on November 2, 2009, and the $52,695.16 loan matures on June 24, 2010, and accrue interest at fixed rates of 6.5% and 6.75% per annum, respectively, with monthly payments of interest and principal being due on the unpaid principal balance of each beginning in September 2009.  In connection with the Financing Transaction, the Lender agreed to defer the principal payments due in August 2009 under all three loans.  The Company was current on payments on all three loans through July 31, 2009.  In consideration of the Financing Transaction, the Lender was paid a $10,000 fee.  The Loan Documents contain customary events of default, including, without limitation, failure to make timely payments, defaults under other material loan documents, and the dissolution or insolvency of the Company, which if triggered would result in the acceleration of all amounts due thereunder.

In addition to other customary covenants previously included in the prior loan documents, the Loan Documents also contain new financial covenants requiring the Company to maintain a fixed charge coverage ratio (defined as (i) the sum of EBITDA and capital infusions, divided by (ii) the sum of interest, principal, taxes, capital expenditures not financed or unfunded, and dividends) of 1.00 to 1.00 for fiscal years 2009 and 2010 and 1.20 to 1.00 for fiscal years 2011 and thereafter.

The Loan Documents largely continue in place the terms existing under the prior loan documents, except with respect to the release of personal guarantees, the initiation of a six-month interest only repayment period and corresponding six-month extension of the maturity date with respect to the Primary Loan, and the inclusion of new financial covenants for all three loans, all as described above.

In connection with the Financing Transaction, the Lender waived all existing violations or defaults under the prior loan documents.

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT, INC.

Date:

August 27, 2009

By:

/s/ David O. Cole

David O. Cole

Chief Financial Officer and Secretary